Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302


FOR IMMEDIATE RELEASE


      STAGE STORES, INC. REPORTS 1999 HOLIDAY PERIOD SALES
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HOUSTON,  TX, January 6, 2000 -- Stage Stores, Inc.  (NYSE:  SGE)
today reported sales for the nine-week holiday period ended January 1, 2000 of $273.3 million as compared to $296.8 million for the same period last year. The decrease in sales primarily reflects the net reduction of 27 stores year-to-date as well as a 6.7% decline in comparable store sales during the holiday period.

Commenting on the holiday period sales results, Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "We are disappointed with the sales results for the nine-week holiday period. We believe that these results reflect an overall softness in the apparel retail sector which was further impacted by an increased level of competitive promotional activity. During the holiday period, we continued to see the trend that has developed over the past several years in which a significant amount of the holiday period sales occurs during the Thanksgiving period and over the last two weeks of December. In fact, our comparable store sales were positive during these periods. However, during the other weeks of the holiday period, sales were substantially below our expectations, which led to the overall decline for the period. Despite the softness in sales experienced during the holiday period, we continue to believe that we have made good progress in transitioning our merchandise mix to reflect the fashions and the brands that we think have the greatest appeal to our customer base."

The Company also announced that it will report its total fourth quarter sales on or about February 3, 2000 and will report its fourth quarter financial results on or about March 9, 2000.

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company currently operates 652 stores in 33 states, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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